Exhibit 99.4

The following chart is provided for illustrative purposes only and to provide more information about the outstanding Class A shares of LiveVox as of the closing of the Business Combination on June 18, 2021, which (i) includes approximately 7,500,000 Escrowed Shares, which are treated as issued and outstanding as of the closing but subject to risk of forfeiture as described in more detail in Item 2.01 of the accompanying Form 8-K and in footnotes 2 and 3 below and (ii) excludes approximately (A) 3,591,644 of Employee Shares (as defined below), which are shares anticipated to be issued around August 18, 2021 to current and former LiveVox employees pursuant to LiveVox bonus plans that became payable as a result of the Business Combination, (B) 2,425,000 Finders Agreement shares, which will be issued if the conditions described in more detail in Item 1.01 of the Form 8-K and in footnote 4 below. The chart below does not include information regarding any outstanding warrants to purchase Class A shares or grants of awards under the 2021 Plan. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the accompanying Form 8-K. (In millions)

LIVEVOX Capitalization Illustration

	Initial Capitalization		As Adjusted(1)
Class A Shares Outstanding:
Class A Shares at Closing not subject to forfeiture	87.1		87.1

Class A Escrowed Shares subject to forfeiture:
Golden Gate Capital and LiveVox Stockholders(2)	5.0		5.0
Crescent Initial Stockholders(3)	2.5		2.5

Total Class A Escrowed Shares subject to forfeiture	7.5		7.5
Finders Agreement Shares(4)	—		2.4

Total Class A Shares Outstanding	94.6	(6)	97.0

LiveVox Employees(5)	3.6		3.6

Total Class A Shares Outstanding including Employee Shares(8)	98.2	(7)	100.6

Notes:

1.

Assumes all performance targets met for the 7,500,000 Escrowed Shares and 2,425,000 Finders Agreement Shares (as described in footnotes 2, 3 and 4 below). Once performance conditions are met, 2,425,000 Finders Agreement Shares will be issued (as described in footnote 4).

2.

Represents 5,000,000 Class A Shares to be released from escrow as follows if any of the following conditions are met during the seven-year period following the closing of the Business Combination (and will otherwise be forfeited and canceled for no consideration):

(a)

one-third (1/3) of the Earn Out Shares, rounded down, will be released following if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination;

(b)

one-third (1/3) of the Earn Out Shares, rounded down, will be released if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination; and

(c)

the remaining Earn Out Shares will be released if the Volume Weighted Average Share Price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination.

3.

“Crescent Initial Stockholders” represents CFI Sponsor LLC, and related individuals. Represents 2,543,750 Class A Shares to be released from escrow as follows if any of the following conditions are met during the seven-year period following the closing of the Business Combination (and will otherwise be forfeited and canceled for no consideration):

(a)

781,250 Lock-Up Shares will be released if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination;

(b)

781,250 Lock-Up Shares will be released if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination; and

(c)

981,250 Lock-Up Shares will be released if the Volume Weighted Average Share Price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination.

4.

Represents 781,250 Class A shares to be issued persuant to the Finder’s Agreement upon the earlier of (i) one year following the the Closing Date or (ii) after the Closing Date, (x) if the last sale price of the Class A Shares equals or exceeds $12.00 per share for any 20 of any 30 consecutive trading days period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Class A Shares for cash, securities or other property. The remaining 1,643,750 Class A Shares are to be issued as follows if any of the following conditions are met during the seven-year period following the closing of the Business Combination (and will otherwise be forfeited for no consideration):

(a)	781,250 shares will be issued if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination;

(b)

781,250 shares will be issued if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination; and

(c)	81,250 shares will be issued if the Volume Weighted Average Share Price equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days following the closing of the Business Combination.

5.

“Employee Shares” represents shares of Class A Stock that will be issued pursuant to legacy LiveVox bonus plans and are payable as a result of the Business Combination. Upon registration on S-8 expected to occur on or around August 18, 2021, these shares will be issued to certain current and former employees.

6.

The 94,628,387 shares outstanding at close results in: (i) the legacy public stockholders retaining an ownership interest of approximately 10.2% in LiveVox; (ii) the holders of the former Class F Stock of the Company, which consists of the Sponsor and three former directors of Crescent Acquisition Corp (“Crescent Initial Stockholders”), owning approximately 3.5% of LiveVox; (iii) the purchasers of Class A Stock and redeemable warrants of the Company pursuant to the Forward Purchase Agreement, dated as of January 13, 2021, owning approximately 2.7% of LiveVox; (iv) the investors in Class A Stock pursuant to the Subscription Agreements, dated as of January 13, 2021, owning approximately 7.9% of LiveVox; and (v) the sole stockholder of LiveVox owning approximately 75.7% of LiveVox.

7.

The 98,220,031 shares outstanding after the issuance of 3,591,644 shares under the bonus plan as described in FN 5 results in: (i) the legacy public stockholders retaining an ownership interest of approximately 9.8% in LiveVox; (ii) the holders of Class F Stock of the Company, which consists of the Crescent Initial Stockholders, owning approximately 3.4% of LiveVox; (iii) the purchasers of Class A Stock and redeemable warrants of the Company pursuant to the Forward Purchase Agreement, dated as of January 13, 2021, owning approximately 2.6% of LiveVox; (iv) the investors in Class A Stock pursuant to the Subscription Agreements, dated as of January 13, 2021, owning approximately 7.6% of LiveVox; (v) the participants in the LiveVox bonus plans owning approximately 3.7% of LiveVox; and (vi) the sole stockholder of LiveVox owning approximately 72.9% of LiveVox.

8.

Excludes 833,333 warrants with $11.50 strike price and 12,500,000 warrants with $11.50 strike price and $18.00 redemption price. Also excludes 4,478,226 Restricted Stock Units (RSUs) and 1,601,875 Performance Stock Units (PSUs) awarded as of the date of this filing and expected to be granted upon registration on S-8 as described in FN 5.